Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK TO ACQUIRE DUNKERMOTOREN
—Business is a Leader in Advanced Motion Control Solutions—

Berwyn, PA, April 26, 2012— AMETEK, Inc. (NYSE: AME) today announced that it has entered into a definitive agreement to acquire the parent company of Dunkermotoren GmbH, a leader in advanced motion control solutions for a wide range of industrial automation applications. The privately held manufacturer has expected 2012 sales of approximately €155 million (about $200 million) and is headquartered in Bonndorf, Germany.

AMETEK is acquiring the business from Triton, a European private equity firm. The acquisition, which is subject to German government approval as well as normal closing conditions, is expected to be completed during the second quarter.

“We are excited about the opportunity to acquire an outstanding company in Dunkermotoren, said Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. Dunkermotoren is a global leader in highly engineered advanced motion control solutions for niche applications. It is an excellent strategic and highly complementary fit with our Precision Motion Control business. It expands our leadership position in niche rotary and linear motion applications. In addition, it broadens our manufacturing capabilities in both Europe and China, and greatly expands our presence in key industrial end markets.”

Dunkermotoren is a leader in advanced brush and brushless motion control solutions for a wide range of industrial automation applications, including factory equipment, office machines, medical devices and laboratory equipment. In addition to its facility in Bonndorf, Germany, Dunkermotoren has manufacturing operations in China and Serbia.

The business joins AMETEK as part of AMETEK Precision Motion Control, a division of AMETEK’s Electromechanical Group (EMG). AMETEK EMG, which had 2011 sales of $1.3 billion, is a leader in electrical interconnects, specialty metals, technical motors and associated systems.

Corporate Profile
AMETEK, Inc. is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.3 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

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AMETEK TO ACQUIRE DUNKERMOTOREN

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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